                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported):  May 29, 2001



                            ViroPharma Incorporated
                            -----------------------
                (Exact name of issuer as specified in charter)



   DELAWARE                         0-021699                       23-2789550
(State or Other                   (Commission                   (I.R.S. Employer
  Jurisdiction                       file                        Identification
of Incorporation or                 number)                          Number)
  Organization)



                            405 EAGLEVIEW BOULEVARD
                           EXTON, PENNSYLVANIA 19341
                    (Address of principal executive offices)


                                 (610) 458-7300
              (Registrant's telephone number, including area code)

Item 5 - Other Events.

ViroPharma Incorporated ("ViroPharma") is filing a set of "Frequently Asked Questions" and the answers to these questions. The "Frequently Asked Questions" reflect information that experience has demonstrated to be often requested by analysts and investors.

                            ViroPharma Incorporated

                          Frequently Asked Questions

              See "Important Information Regarding the Answers to
                   these Frequently Asked Questions" below.

                          (Revised through May 2001)


Pleconaril and Picornavirus Diseases
------------------------------------

     What are picornaviruses and what diseases do they cause?

     Picornaviruses are a large, very prevalent group of RNA viruses that are responsible for a significant portion of all human viral disease. These viruses, particularly the rhinovirus and enterovirus members of the picornavirus family, cause a diverse range of illnesses. They are the predominant cause of viral respiratory infection (VRI, often referred to as the common cold), myocarditis, encephalitis, bronchitis, otitis media, neonatal enteroviral disease and viral meningitis. Infections by these viruses can also lead to acute disease exacerbations in individuals with asthma and chronic obstructive pulmonary disease (COPD). Immunocompromised patients, including transplant patients and patients receiving chemotherapy, are extremely susceptible to severe and life-threatening diseases caused by picornavirus infections.

     Currently, there are no antiviral medicines available to treat picornavirus infections.

     Did you select a brand name for pleconaril?

     Yes. We have selected Picovir(TM) as the brand name for pleconaril. We expect to submit this name to the U.S. Food and Drug Administration (FDA) for its final approval with our new drug application (NDA) for Picovir(TM).

     How do you pronounce Picovir(TM)?

     Picovir(TM)is pronounced PIKE-o-veer.

     What is Picovir(TM)?

     Picovir(TM) is a proprietary, orally administered small molecule inhibitor of picornaviruses that was discovered by scientists who founded or are currently with ViroPharma. Picovir(TM) has been demonstrated to inhibit picornavirus replication in vitro by a novel, virus-specific mode of action. Picovir(TM) works by inhibiting the function of the viral protein coat, also known as the viral capsid, which is essential for virus infectivity and transmission. Laboratory studies have shown that Picovir(TM) integrates within the picornavirus capsid at a specific site that is common to a majority of picornaviruses, including rhinoviruses and enteroviruses, and disrupts several stages of the virus infection cycle. Based on these laboratory studies, our clinical trials completed to date, and Picovir's(TM) broad spectrum anti-picornavirus activity, we believe that Picovir(TM) may be useful in treating a number of picornavirus diseases. There are currently no antiviral medicines available to treat these diseases.

     What were the results of your two pivotal studies of Picovir(TM) in adults for the treatment of VRI?

     On March 15, 2001, we announced preliminary analyses of the results from two pivotal studies with Picovir(TM) (pleconaril) for the treatment of viral respiratory infection (VRI, often referred to as the common cold) in adults. Preliminary analyses of results from these pivotal studies conducted at 200 clinical sites throughout the United States and Canada demonstrated that patients with a VRI caused by a picornavirus who were treated with pleconaril experienced a statistically significant decrease in disease duration and in cold symptom severity. Additionally, these patients experienced a statistically significant treatment benefit within 24 hours of first dose. In these studies, pleconaril-treated patients also experienced consistent reductions in other endpoint measures, and a significant decrease in viral shedding early in the treatment period. Pleconaril was well tolerated, with a side effect profile similar to placebo.

     In the phase 3 studies, adult patients were randomized to receive 400 mg of pleconaril or placebo three times daily for five days. In the combined enrollment of 2,096 patients, 65% of patients had a VRI caused by a picornavirus, the leading cause of the common cold. The primary endpoint in these studies was time to complete resolution of rhinorrhea and reduction in all other evaluated disease symptoms to absent or mild for 48 hours. The primary analysis population in these studies was patients with a VRI caused by a picornavirus, as determined by research assays based on PCR (polymerase chain reaction) technology.

     In the primary analysis population in both studies, picornavirus-infected patients treated with pleconaril experienced a statistically significant reduction in the primary endpoint when compared to placebo (6.2 days versus 7.7 days, p=0.001; and 6.6 days versus 7.2 days, p=0.037, respectively).

     In all randomized patients in both studies, pleconaril treated patients experienced a reduction in the primary endpoint when compared to placebo. In one study, the reduction was statistically significant (6.2 days versus
     7.1 days, p=0.015; and 6.4 days versus 6.9 days, p=0.201, respectively).

     In a combined analysis of both studies, picornavirus-infected and all randomized patients treated with pleconaril experienced statistically significant reductions in the primary endpoint when compared to placebo (for picornavirus-infected patients: 6.3 days versus 7.3 days, p =0.001; for all randomized patients: 6.3 days versus 7.0 days, p = 0.009).

     Pleconaril-treated patients in the primary analysis population experienced clinically meaningful and statistically significant reductions in several secondary endpoints, including a reduction in viral shedding early in the treatment period, a decrease in symptom severity and a reduction in the time to a patient's assessment of having "no cold."

     Are you planning any additional studies with Picovir(TM)?

     Yes. In the near term, we plan to continue clinical research with Picovir(TM) in order to explore its utility in pediatric patients suffering from VRI and to determine its potential for prophylactic use.

     When will you file an NDA for Picovir(TM)?

     We anticipate submitting in the third quarter of 2001 an NDA (new drug application) to the FDA requesting permission to market Picovir(TM) for the treatment of VRI due to picornavirus in adults.

     What will be the primary indication for Picovir(TM)?

     Picovir(TM) currently is not approved for use in any indication. A number of clinical trials with Picovir(TM) have been completed and still others are ongoing and planned to evaluate the safety and effectiveness of Picovir(TM) in various clinical situations. To date, Picovir(TM) has been administered to over 4,000 individuals and has been found to have a safety and tolerability profile similar to that of placebo. We plan to submit an NDA (new drug application) to the FDA requesting permission to market Picovir(TM) for the treatment of viral respiratory infection due to picornavirus in adults. However, the details of the final indication as described in Picovir's(TM) labeling will depend on FDA's review of the NDA, and on our discussions with FDA.

     How will you commercialize Picovir(TM)?

     In order to penetrate the VRI marketplace, we intend to identify a strategic partner to help us target primary care physicians. We anticipate engaging a commercial partner for Picovir(TM) in the third quarter of 2001.

     Have you determined the price of a course of treatment for Picovir(TM)?

     No. The price for Picovir(TM) will depend on our completion of pricing analyses. Also, we currently are in the process of identifying a strategic partner to help us market Picovir(TM). Our partner would, of course, participate in these analyses. We will not set the price for Picovir(TM) until shortly before launch. We will not speculate on the price before that time.

     What are your projected sales for Picovir(TM)?

     Sales are related to the price for Picovir(TM) among many other factors. We will not be in a position to comment on sales projections for some time. If and when we decide to comment on this topic, we will do so in a manner that ensures that this information is broadly accessible and disseminated.

     What are some of the key points in your revised agreement with Sanofi-Synthelabo for Picovir(TM)?

     Sanofi-Synthelabo will receive a royalty on our sales of Picovir(TM). Sanofi-Synthelabo agreed to reduce the royalty rates applicable to our sales of Picovir(TM) in the United States and Canada after our selection of a copromotion partner from a rate in the mid-teens to an effective rate in the high-single digits. The royalty rate applicable to Sanofi-Synthelabo's sales of Picovir(TM) in the rest of the world also will be reduced to the low-single digits. We expanded our intellectual property rights around Picovir(TM) by obtaining the exclusive rights to a series of additional patents covering compounds that are either structurally related to Picovir(TM) or that have antiviral activity. In connection with this expansion of patent rights, we issued Sanofi-Synthelabo 750,000 shares of our common stock. The issuance of these shares resulted in an accounting charge of approximately $16,500,000 to our results of operations for the first quarter of 2001. We also have no further obligations to pay milestones to Sanofi-Synthelabo under the revised agreement, or to pay for clinical development in Europe.

     Why did Sanofi-Synthelabo agree to reduce the royalty rates in your agreement with them for Picovir(TM)?

     Because Sanofi-Synthelabo will receive a royalty on our sales of Picovir(TM), we believe that Sanofi-Synthelabo realizes that our ability to increase the commercial potential of the product will benefit them. Engaging a co-promotion partner with a strong U.S. primary care sales force is important for us in order to accomplish this objective. Sanofi agreed to the rate reduction to assist us in attracting a top-tier primary care partner. In other words, we believe that higher sales with a lower royalty rate is likely to be more beneficial to Sanofi-Synthelabo than lower sales with a higher royalty rate.

Hepatitis C Program
-------------------

     What is hepatitis C?

     Hepatitis C virus (HCV) is recognized as a major cause of chronic hepatitis worldwide. The World Health Organization (WHO) estimates that 170 million people are infected throughout the world. According to the Centers for Disease Control and Prevention (CDC), there are nearly 4 million people infected with HCV in the United States. Approximately 85 percent of persons infected with HCV develop chronic hepatitis, of which 20 percent progress to liver cirrhosis. Chronic HCV infection can also lead to the development of hepatocellular carcinoma and liver failure. There are no vaccines or specific antiviral treatments available for hepatitis C, and current treatments are effective in only 10% to 40% of patients.

     Do you have a product candidate to treat hepatitis C?

     Yes. ViroPharma, with its HCV partner American Home Products Corporation, is committed to finding and developing antiviral treatments for hepatitis
     C. Toward this end, the ViroPharma-AHP team is pursuing a broad research and development program. Our lead candidate is a small molecule virus inhibitor that was originally discovered by ViroPharma scientists. This hepatitis C product candidate is a member of a novel group of small molecule compounds that has been shown in laboratory studies to specifically inhibit a key replication activity of HCV.

     Is your hepatitis C product candidate in human clinical trials?

     Yes. We initiated Phase II studies with our first HCV product candidate in adult patients infected with HCV during the fourth quarter of 2000. These initial Phase II studies are designed to evaluate the safety and pharmacokinetics of the compound, but will also assess the effect of the product candidate on virus load in patients.

     What is the patient population for these HCV trials?

     We expect to evaluate our HCV product candidate both in adult patients who are treatment naive and in patients who are non-responders to standard therapies.

     When will you announce results from your Phase II studies in HCV?

     Currently, we expect to announce preliminary results from our Phase IIa HCV clinical program during the second half of 2001.

RSV (Respiratory Syncytial Virus) Program
-----------------------------------------

     What is RSV and RSV disease?

     RSV, or respiratory syncytial virus, is a major viral respiratory tract pathogen that often causes pneumonia and bronchiolitis. Yearly RSV disease epidemics in the U.S. typically begin in November and continue through April. The virus is highly contagious and infects individuals of all ages, generally causing respiratory symptoms that include runny nose, cough and wheezing. More than 90% of children throughout the world are infected during the first two years of life. However, previous RSV infection does not protect against subsequent infection. Consequently, symptomatic RSV re-infections are very frequent events throughout life. Infants and young children that are premature or have various heart or lung diseases are at great risk of serious RSV morbidity and mortality.

     RSV can also cause serious disease in adults and the elderly. Epidemiological data indicate that the impact of RSV in older adults may be similar to that of influenza. Hospitalization costs due to RSV in infants and the elderly are estimated up to $1 billion annually in the U.S. Other individuals at risk of serious and life-threatening complications arising from RSV infections include bone marrow transplant patients and patients with chronic obstructive pulmonary disease (including bronchitis and emphysema) and asthma. More than 42 million Americans fall into these groups.

     There currently are no vaccines available for the prevention of RSV disease. Immunoglobulin products are available for prophylactic use in certain high risk infants with RSV infections. Supportive care is the principle therapy for the disease, although more severe cases may require oxygen therapy or mechanical ventilation. Ribavirin, administered by aerosol to minimize the drug's adverse effects, is occasionally used for treatment of cases of RSV pneumonia and bronchiolitis.

     Do you have a product candidate to treat RSV disease?

     Yes. Scientists at ViroPharma have discovered a novel antiviral product candidate for the potential treatment of RSV disease that has proven to be extremely potent and very selective in laboratory studies. The product candidate, designated VP14637, is a member of a novel small molecule compound series that has been shown in laboratory studies to inhibit RSV replication by affecting functions of the viral F (fusion) protein, a highly conserved RSV protein that is essential for virus reproduction.

     We are developing VP14637 as part of our broader RSV antiviral program. Currently we are developing this compound for administration by inhalation using drug delivery device technology that we licensed from Battelle Pulmonary Therapeutics. We believe that this technology is well suited for VP14637 and can efficiently administer the drug directly to the primary site of virus infection, the lungs.

     Is your RSV product candidate in human clinical trials?

     Yes. During the fourth quarter of 2000, we initiated human clinical trials with VP14637. These studies are designed to evaluate the safety and pharmacokinetics of the compound in healthy human volunteers. If the drug exhibits a favorable safety, tolerability and pharmacokinetic profile in these initial studies, we would expect to initiate Phase II trials in patients infected with RSV sometime during the second half of 2001.

Corporate Information
---------------------

     Why was your preferred stock recently converted to common stock?

     ViroPharma had the right to convert the preferred stock to common stock under certain circumstances, and we exercised that right. By converting the preferred stock into common stock, we are no longer obligated to pay the dividend on the preferred stock, which results in a savings to us of approximately $180,000 per calendar quarter.

     When will you announce operating results?

     ViroPharma's practice is to announce results for the first three calendar quarters during the last week of the month following the close of the applicable quarter, and to announce fourth quarter and year-end operating results by the end of February.

             Important Information Regarding the Answers to these
                          "Frequently Asked Questions"
                          ----------------------------

The answers to these "Frequently Asked Questions" contain forward-looking statements that involve a number of risks and uncertainties, including those relating to:

     . our estimated timeframes for the initiation of clinical trials for Picovir(TM) and our other product candidates;

     . our expected patient populations for our HCV and RSV clinical trials;

     . our estimated timeframes for the release of clinical data;

     . our estimated timeframes for filing an NDA for Picovir(TM);

     . our expected initial approved indication for Picovir(TM);

     . our estimated timeframes for engaging a commercialization partner for Picovir(TM);

     . the market opportunity for Picovir(TM) and the effect of a marketing partner on such market opportunity; and

     . our selection of the name Picovir(TM) as our proposed brand name for pleconaril.

There can be no assurance that:

     . we can initiate clinical trials for Picovir(TM) or for our other product candidates during the timeframe that we expect;

     . the patient populations for our HCV and RSV clinical trials will be the populations that we expect;

     . clinical data for any of our clinical trials will be released during the timeframe that we expect;

     . we can file an NDA for Picovir(TM) during the timeframe that we expect;

     . FDA or other regulatory authority approval for Picovir(TM) or any other product candidate that we have under development will be granted on a timely basis or at all;

     . even if approved, Picovir(TM) will be indicated initially for the treatment of adults suffering from viral respiratory due to picornavirus infection;

     . we will be able to engage a commercialization partner for Picovir(TM) during the timeframe that we expect;

     . even if Picovir(TM) is approved and we are able to engage a commercialization partner for Picovir(TM), that Picovir(TM) (or any of our other product candidates) will achieve market acceptance, or that a commercialization partner will be able to maximize the potential for Picovir(TM); or

     . FDA will approve of our use of the name Picovir(TM) as the brand name for pleconaril.

Investigational pharmaceutical products, such as all of our product candidates, require significant time and effort for research and development, laboratory testing and clinical testing prior to regulatory approval and commercialization. As a result, all of the activities described in the answers to the "Frequently Asked Questions" are subject to risks and uncertainties. These factors, and other factors that could cause future results to differ materially from the expectations expressed answers to the "Frequently Asked Questions", include, but are not limited to, those described in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The forward-looking statements contained in the answers to the "Frequently Asked Questions" may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. From time-to-time, statements made by ViroPharma may modify or replace prior statements found in the "Frequently Asked Questions" or other releases and investors should refer to the most recently dated material available. Presenting information in the "Frequently Asked Questions" or updating this information from to time should not be deemed an acknowledgement that such information is material or otherwise required to be disclosed.


                                   Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                   ViroPharma Incorporated


Date: May 29, 2001                 By: /s/ Michel de Rosen
                                       ---------------------------------
                                       Michel de Rosen
                                       President and Chief Executive Officer